                                                                   Exhibit 10.40

         THIS EMPLOYMENT AGREEMENT is made as of January 29, 1999 by and between ERIC R. WEISS ("Executive"), and National Media Corporation, a Delaware corporation ("Company"), located at 15821 Ventura Boulevard, 5th Floor, Encino, California 91436.

         11.  EMPLOYMENT

              11.1 Employment. Company hereby employs Executive, and Executive agrees to remain in the employment of the Company, for the term set forth in paragraph 2.01 below ("Employment Period").

              11.2 Duties. During the Employment Period, Executive will devote substantially all of Executives working time and attention to the interests and business affairs of the Company to the best of Executive's abilities. Executive's services will be rendered exclusively to Company during the term hereof, and Executive will not render any services to others or engage in any other business, directly or indirectly, except as provided to the contrary below. Notwithstanding the foregoing, (a) Executive shall have the right to continue to fulfill his obligations as a director and officer of companies in which he currently serves in such capacity, including without limitation the following Eric Weiss Entertainment Agency, and True DB, Inc.; and (b) shall have the right to devote a portion of his business time to personal investments and commitments not related to the business activities described in paragraph 5.01 below. In addition, Executive may serve on the boards of directors of other for profit and non-profit organizations and companies, provided that the service on such other boards of directors does not interfere with the performance of Executive's services hereunder.

              11.3 Position. During the Employment Period, the Executive's positions (including titles) shall be as follows: Vice-Chairman and Chief Operating Officer. The Executive shall have executive duties, functions, authority and responsibilities commensurate with the office or offices that Executive from time to time holds with the Company. The Executive shall serve without additional remuneration as (a) a member of the Board of Directors of Company ("Board"), or a committee thereof, as determined by the Board; and (b) a director and/or officer of one or more of the Company's subsidiaries, if elected to any such position by the Company or its stockholders.

              11.4 Place of Employment. Executive's principal place of employment will be at such offices as Company may provide in or around Los Angeles, California, or at such other location within twenty (20) miles of Executive's principal residence and Executive shall not be transferred outside such area without Executive's prior written consent. Executive will travel as reasonably necessary for the performance of Executive's duties.

         12.  TERM

              12.1 Employment Period. The term of this Agreement will commence on February 1, 1999 and will continue for a period of thirty-three (33) months ending October 22, 2001 ("Employment Period"); provided, that commencing on the first day of the month next following the commencement date hereof, and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the "Renewal

Date"), the Employment Period shall be automatically extended so as to terminate thirty-three (33) months from such Renewal Date, unless at least 120 days or 30 days prior to any Renewal Date the Company or the Executive, respectively, shall give notice to the other that the Employment Period shall not be so extended.

         13.  COMPENSATION

              13.1 Base Salary. Company will, during the Employment Period, pay Executive a base salary (the "Base Salary") at the rate of $387,000 during the period of February 1, 1999 through December 31, 1999, payable in accordance with Company's normal payroll practices. The Compensation Committee of the Board (the "Committee") or the Board shall review the Executive's Base Salary at least annually and may, by action of the Committee or Board, increase the Base Salary during the Employment Period by an amount to be determined by the Committee or Board.

              13.2 Bonus. In addition to the Base Salary, provided the Company is profitable on an EBITDA basis, Executive shall be entitled to receive an annual incentive bonus in cash, Company stock, options and/or other consideration (the "Bonus") based upon Executive's performance during the Employment Period in an amount to be determined by the Committee or the Board. Notwithstanding the foregoing, evaluation of Executive's performance and determination of the Bonus shall be accorded on no less favorable consideration than for any other similarly situated senior executive of the Company. The Bonus shall be payable within a reasonable period of time not to exceed ninety (90) days following the end of each fiscal period of the Company.

              13.3 Taxes. Company shall be entitled to deduct from the Base Salary, any Bonus, and all other amounts payable by Company under the provisions herein, any statutory federal, state and municipal taxes and all other charges and deductions which now or hereafter are imposed by law as charges on Executive's compensation or charges on cash benefits payable by Company hereunder to Executive or to Executive's estate, legal representatives or other beneficiary.

              13.4 Company Benefit Plans. During the Employment Period, Executive and his family, as the case may be, shall be entitled to participate in all group medical and dental, hospitalization, health and accident, group life, travel, disability or similar plans or programs of Company, at Company's expense; and 401(k) and stock purchase and any other programs, that the Company provides to other executives of the Company.

              13.5 Fringe Benefits. The Executive shall be entitled to fringe benefits, commensurate with those available to comparable level executives, including an automobile and related expense allowance as well as the use of a company-issued gasoline credit card and personal financial and legal counseling not to exceed $10,000 annually, all as in accordance with the policies of the Company as in effect from time to time with respect to executives employed by the Company.

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              13.6 Stock Options. Executive shall be eligible to participate in the Company's qualified and non-qualified stock option plan(s). To the extent that the Executive is granted stock options by the Board or the Committee, such stock options shall have an exercise price equal to the closing price of the Company's common stock on the date of grant, be exercisable for ten (10) years, and vest on a schedule to be determined by the Committee or Board, but in no event shall such vesting period be more than three (3) years. Notwithstanding the foregoing, in the event that the Executive ceases to be employed by the Company for any reason other than For Cause (as hereinafter defined in paragraph 4.03), all stock appreciation rights, and stock options previously granted to Executive shall immediately vest and the Executive shall retain the right to exercise each such option during the remaining term of such grant.

              13.7 Life Insurance. The Company shall, at the Company's expense, provide Executive with a $____ million whole or universal split-dollar life insurance policy listing the Executive's designee(s) as the beneficiary(ies) of such policy; or, if such insurance is not available, reimburse Employee up to $10,000 for annual premiums paid by Employee on personally owned life insurance.

              13.8 Expenses. Company will pay or reimburse Executive for Executive's approved, reasonable business expenses incurred in connection with the performance of Executive's duties under this Agreement, in accordance with Company's general policies regarding expenses and expense accounting. Executive shall maintain detailed accounts and vouchers or other evidence of such expenses in accordance with Company's regular procedures in effect from time to time and in a form suitable to establish the validity of such expenses for tax purposes.

         14.  TERMINATION

              14.1 Death. This Agreement shall terminate automatically upon the Executive's death; provided that Base Salary, all bonuses and earned benefits will be continued and paid to Executive's estate, legal representative or other beneficiary for a period of six (6) months thereafter, unless a longer period is otherwise specified.

              14.2 Disability. The Company shall provide Executive with disability insurance coverage during the term of this Agreement. If Executive becomes disabled during the Employment Period, the Company may terminate this Agreement, after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and Executive's employment with the Company shall terminate effective on the 90th day after receipt of such notice (the "Disability Effective Date"). For purposes of this Agreement, Executive's Disability shall occur and shall be deemed to have occurred only when illness or other physical or mental disability or incapacity, which, in the Company's judgment, has substantially prevented Executive from performing Executive's duties during any period of 90 consecutive days or for 180 days during any period of 360 consecutive days, and which can reasonably be expected to continue in the judgment of a physician selected by Company. In such event, Executive or Executive's legal representative shall be paid full

Base Salary and all bonuses and earned benefits for a period of six (6) months following the Disability Effective Date and Company shall maintain in effect Executive's group health insurance coverage during such six months.

              14.3 Cause. "For Cause" means (a) the Executive is convicted of a felony involving moral turpitude which would render the Executive unable to perform his duties set forth in this Employment Agreement; or (b) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Employment Agreement, resulting, in either case, in material economic harm to the Company, unless the Executive believed in good faith that such act or nonact was in the best interests of the Company; provided that, in (b) above, Executive has received written notice of the described activity and has failed to substantially correct or cease the activity, as appropriate.

              14.4 Constructive Termination. "Constructive Termination" shall mean the good faith determination by the Executive that any one or more of the following have occurred, without the Executive's written consent: (i) a reduction in Executive's then current Base Salary; (ii) the failure to elect or reelect the Executive to any positions described in paragraph 1.03 hereof or the removal of Executive from any such position; (iii) the material diminution in the Executive's duties or the assignment to the Executive of duties which materially impair the Executive's ability to function as an officer of the Company; or, (iv) a Change in Control as defined in paragraph 4.06. In the event Executive initiates a Constructive Termination of this Agreement, the Company shall pay Executive 2.99 times Executive's Base Salary in effect on the date of such Constructive Termination.

              14.5 (a) Payment. If Executive's employment is terminated during the Employment Period by either (i) Executive's voluntary action or (ii) For Cause, Company will pay, in lieu of any other payments hereunder, Executive's Base Salary that has actually accrued to the date of termination, a bonus for the year in which Executive was terminated equal to the bonus paid to the Executive during the year prior to which Executive was terminated pro-rated to the date of termination, and any vacation pay that has accrued to that date and is payable under Company's standard policies. Executive acknowledges that upon receipt of such payments pursuant to this subparagraph, Company will have no further obligations to Executive under this Agreement, Executive shall have no further obligations or liabilities to the Company and that this paragraph 4.05 will apply in place of any Company severance policies that might otherwise be applicable.

                   (b) Benefits. If Executive's employment is terminated for any reason, Executive will be entitled to any Company Benefits under Company's Benefit Plans and otherwise payable in accordance with the provisions of the plan concerned for a period of time equal to the period of time during which Executive shall receive any portion of the Base Salary payments.

              14.6 Change of Control. A "Change of Control" shall mean the occurrence of any one of the following events: (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), as amended (other than the Executive or entities "controlled by" Executive as such term is used in the 1934 Act), becomes a "beneficial owner," as such term is used in Rule 13(d)(3) of the 1934 Act, of twenty percent (20%) or more of the voting power of the Company; (ii) all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction; (iii) the Company enters into a combination with another entity, but immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the voting power of the combined company; or (iv) the majority of the Board consists of individuals other than "incumbent directors," which term means the members of the Board as of the date of this Employment Agreement, except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds (2/3) of the directors who then comprise the incumbent directors shall be considered an incumbent director. In the event (i) a Change of Control results in the termination of Executive's employment for any reason during the first one-hundred and eighty (180) days after such Change of Control, or (ii) following a "Change of Control", the Company or any successor to the Company fails to assume, in writing, all of the obligations of the Company to perform this Agreement, the Company shall pay the Executive 2.99 times Executive's Base Salary in effect at the time of such Change of Control. The Executive shall forfeit any rights pursuant to this
Section 4.06 if, within one hundred eighty (180) days of such Change of Control, Executive accepts a written offer to remain with the surviving company in an executive position with equivalent duties, authority and responsibility as Executive holds under this Agreement.

              14.7 Payment Following a Change of Control, or Constructive Termination Without Cause. In the event that the termination of the Executive's employment is as a result of a Change of Control or Constructive Termination, and the aggregate of all payments or benefits made or provided to the Executive under this Agreement constitute a Parachute Payment, as such term is defined in
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Code ("Excise Tax") is payable with respect to such Parachute Payment, an additional amount which, after the imposition of the Excise Tax and income taxes thereon, is equal to 100% of the Excise Tax on the Parachute Payment. The determination of whether the above payments represent a Parachute Payment and, if so, the determination of the amount paid to Executive pursuant to this Section 4 shall be made by an independent auditor jointly selected by the Executive and the Company, and shall be paid by the Company. If Executive and Company are unable to agree on an independent auditor, then the Executive and Company shall each independently select independent auditors, and the two independent auditors shall select an independent auditor.

              14.8 No Mitigation; No Offset. In the event of any termination of Executive's employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

              14.9 [omitted]

              14.10 Notice of Termination. Any termination of the Executive's employment by (i) the Company For Cause, or (ii) following a Change of Control or by (iii) the Executive for Constructive Termination or, (iv) any termination by Company due to Disability or Death shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) except in the event of a termination following a Change of Control, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

              14.11 Date of Termination. "Date of Termination" means the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), as the case may be; provided that (i) if the Executive's employment is terminated by Company for any reason other than Death or Disability, the Date of Termination is the date on which Company notifies the Executive of such termination; (ii) if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and
(iii) if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death.

         15.  RESTRICTIONS

              15.1 Non-Competition. Notwithstanding anything to the contrary herein contained, it is expressly agreed and understood that the provisions hereof shall apply to Executive only. Without limiting the generality of Section 1 hereof, Executive acknowledges that Executive's services are unique and extraordinary. Executive also acknowledges that Executive's position will give Executive access to confidential information of substantial importance to the business of Company. Executive shall not engage or be financially interested, directly or indirectly, at any time during Employment Period, in any business activity competitive with any business then carried on by Company or by any other enterprise directly or indirectly controlled by Company.

              15.2 Confidential Information. Except in the normal and proper course of Executive duties hereunder, Executive shall not at any time during or after termination of Executive employment disclose (except as may be required by law) or use, except in the pursuit of the business of Company or any of its subsidiaries or affiliates, any Proprietary Information of Company. "Proprietary Information of Company" means all information known or intended to be known only to employees of Company or any of its subsidiaries or affiliates in a confidential relationship with Company or any of its subsidiaries or affiliates relating to technical matters pertaining to the business of the Company, including, without limitation, direct response television sales, but shall not include any information within the public domain. Executive agrees not to remove any documents, records or other information from the premises of Company or any of its subsidiaries or affiliates containing any such proprietary information, except in pursuit of the business of Company or any of its subsidiaries or affiliates, and

Executive acknowledge's that such documents, records and other information are the exclusive property of Company and its subsidiaries or affiliates. Upon termination of Executive's employment, Executive shall return all Proprietary Information of Company and all copies thereof to Company upon the Company's request therefore.

              15.3 Non-Solicitation. Executive agrees that during the ninety
(90) days after the date executive's employment with the Company is terminated (the "Non-Competition Period"), neither Executive nor any entity with whom Executive is at the time affiliated shall, by virtue of any action taken or information supplied by Executive, directly or indirectly hire, offer to hire, entice away, or in any other manner persuade or attempt to persuade any officer, employee, agent, representative, customer or performer of Company, to discontinue his or her relationship with Company. Executive also agrees that during the Non-Competition Period, neither Executive nor any entity with whom Executive is at the time affiliated shall solicit any accounts or clients of Company, or any of their subsidiaries or affiliates or encourage (regardless of who initiates the contact) any such clients or accounts to use the facilities or services of any entity which is engaged in a business competitive with the Company with whom Executive are at the time affiliated.

         16.  INDEMNIFICATION

              16.1 Company shall indemnify Executive and Executive's legal representatives to the fullest extent permitted by law, and Executive shall be entitled to the protection of such directors and officers liability insurance policies which Company agrees to maintain for the benefit of its directors and officers, against all costs, charges or expenses whatsoever incurred or sustained by Executive or Executive's legal representatives in connection with any action, suit or proceeding to which Executive or Executive's legal representatives may be made by reason of Executive being or having been an officer or director of Company, or because of actions taken purportedly on behalf of Company. Company shall, upon request by Executive, promptly advance or pay any amount for costs, charges or expenses (including, but not limited to, legal fees and expenses incurred by counsel retained by Executive) in respect of Executive's right to indemnification hereunder, subject to a later determination as to Executive's ultimate right to receive such payment.

         17.  LIFE INSURANCE

              17.1 Company Life Insurance. In addition to the life insurance to be provided pursuant to paragraph 3.07, the Company shall have the right to obtain up to $5,000,000 of "key man" life insurance on the life of Executive and to be the beneficiary of such policy. The Executive shall cooperate in assisting the Company to obtain such insurance. The Company shall pay all premiums on such policies, and shall maintain such policies, subject to the insurability of the Executive, if required to keep such policies in effect during the term.

         18.  ARBITRATION OF DISPUTES

              18.1 The parties agree that any disputes, controversies or claims which arise out of or relate to this Agreement, the Executive's employment or the termination of his employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between the Executive and the Company or the continuation or termination of that relationship, including, but not limited to, claims that a termination was For Cause, or for claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by arbitration under the labor arbitration rules of the American Arbitration Association before a board of three arbitrators, as selected thereunder.

              18.2 One arbitrator shall be selected by the Executive, one by the Company and the third by the two persons so selected, all in accordance with the labor arbitration rules of the American Arbitration Association then in effect. In the event that the arbitrator selected by the Executive and the arbitrator selected by Company are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven provided by the office of the American Arbitration Association nearest to the Executive's residence with the parties striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location to be mutually agreed upon by the parties in Los Angeles County, California.

              18.3 In consideration of the parties' agreement to submit to arbitration of all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in any other forum.

              18.4 Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section 8 must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of the Executive's employment must be presented by him within one year after the Date of Termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred. The Company will pay all costs and expenses of the arbitration provided in this Section 9 without regard to the prevailing party in any arbitration proceeding.

              18.5 Any decision and award or order of a majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. Each of the above terms and conditions of this
Section 8 shall have separate validity and the invalidity of any part thereof shall not affect the remaining parts.

              18.6 Any decision and award or order of a majority of the arbitrators shall be final and binding between the parties as to all claims which were raised in connection with the dispute to the full extent permitted by law. In all other cases, the parties agree that a decision of a majority of arbitrators shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the board of arbitrators may be presented in any other forum on the merits of the dispute.

         19.  NOTICES

              19.1 All notices under this Agreement shall be in writing and shall be given by courier or other personal delivery or by registered or certified mail at the appropriate address below or at a substitute address designated by written notice by the party concerned:

              TO EXECUTIVE:           The address shown below.

              TO COMPANY:             National Media Corporation
                                      15821 Ventura Boulevard, 5th Floor
                                      Encino, California 91436
                                      Attn: General Counsel

              WITH A COPY TO:         Buchalter, Nemer, Fields & Younger
                                      601 S. Figueroa Street, Suite #2400
                                      Los Angeles, CA 90017-5704
                                      Attn: Stuart D. Buchalter, Esq.

Notices shall be deemed given when mailed or, if personally delivered, when so delivered, except that a notice of change of address shall be effective only from the date of its receipt.

         20.  MISCELLANEOUS

              20.1 Amendments; Waivers. This Agreement supersedes all previous agreements between the parties hereto, and contains the entire understanding of the parties relating to its subject matter. No change or termination of this Agreement will be binding upon Company unless it is made by an instrument signed by an officer of Company. No amendment of this Agreement will be binding upon Executive unless it is made by an instrument signed by both Executive and Company. A waiver by either party of any provision of this Agreement in any instance shall not be deemed to waive it for the future. All remedies, rights, undertakings, and obligations contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking or obligation of either party.

              20.2 Successors and Assigns. This Employment Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. Except as herein provided, this Employment Agreement shall be binding on any successor to the Company, whether by merger, acquisition of substantially all of the Employer's assets or otherwise, as fully as if such successor were a signatory hereto and the Company shall cause such successor to, and such successor shall, expressly assume the Company's obligations hereunder. Notwithstanding anything else herein contained, the term "Company as used in this Employment Agreement, shall include all such successors.

              20.3 Representations. Executive hereby warrants and represents that Executive has full power and authority to enter into this Agreement and that Executive's execution, performance and delivery of this Agreement will not
(a) violate, conflict with, or result in the breach of any terms, conditions, covenants, or provisions of, or constitute a default under, any agreement to which Executive is a party or (b) violate the rights of any party. Notwithstanding anything in paragraph 6.01 to the contrary, Executive will at all times indemnify and hold harmless Company from and against any and all claims, damages, liabilities, costs and expenses, including legal expenses and reasonable counsel fees, arising out of any breach or alleged breach by Executive of any warranty or representation made by Executive in this Agreement or any other act or omission by Executive.

              20.4 Applicable Law. THIS AGREEMENT HAS BEEN ENTERED INTO IN THE STATE OF CALIFORNIA, AND THE VALIDITY, INTERPRETATION AND LEGAL EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF CALIFORNIA.

              20.5 Cancellation, Survival. Upon execution and delivery of this Agreement, the Consulting Agreement, dated as of August 11, 1998, by and between Temporary Media Co., LLC, a Delaware limited liability company and the Company shall terminate pursuant to and in accordance with Section 4D thereof.

Further, the Base Salary provided for in paragraph 3.01 shall commence on the first day following the termination of such Consulting Agreement. The provisions of this Agreement will survive any termination of Executive employment, unless the context requires otherwise.

              20.6 Severability. If any provision of this Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

              20.7 Effective Date. This Agreement shall not become effective until executed by both parties. However, upon execution by both parties, the "effective date" hereof shall be January 29, 1999.

"EXECUTIVE"                                    "COMPANY"


 /s/ Eric R. Weiss                             NATIONAL MEDIA CORPORATION,
---------------------------------              a Delaware corporation
ERIC R. WEISS


Address:                                       By:  /s/ Stephen C. Lehman
        --------------------------                ------------------------------
                                               Its:  President
----------------------------------                ------------------------------

----------------------------------

Social Security No.:
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